PROSPECTUS	Pricing Supplement No. 3979
Dated November 21, 2002	Dated January 22, 2004
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated November 22, 2002	No. 333-100527

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Floating Rate Notes)

Trade Date: January 22, 2004

Settlement Date (Original Issue Date): February 2, 2004

Maturity Date: February 2, 2009

Principal Amount (in Specified Currency): US$ 500,000,000

Price to Public (Issue Price): 99.902%

Agent's Discount or Commission: 0.250%

Net Proceeds to Issuer: US$ 498,260,000

Interest Rate:

Interest Calculation:

■ Regular Floating Rate

☐ Inverse Floating Rate

☐ Other Floating Rate

Interest Rate Basis: ☐ CD Rate ☐ Commercial Paper Rate

☐ Federal Funds Rate (See "Additional Terms - Interest" below)

■ LIBOR ☐ Prime Rate ☐ Treasury Rate

☐ Other (See "Additional Terms - Interest" below)

Spread (Plus or Minus): Three Month USD LIBOR plus 15 basis points

Spread Multiplier: N/A

Index Maturity: Quarterly

Index Currency: U.S. Dollars

Maximum Interest Rate: N/A

Minimum Interest Rate: N/A

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

(Floating Rate)
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Pricing Supplement No. 3979
Dated January 22, 2004
Rule 424(b)(3)-Registration Statement
No. 333-100527

Interest Payment Period: Quarterly

Interest Payment Dates: Quarterly on each February 2nd , May 2nd , August 2nd and November 2nd of each year, commencing May 2, 2004.

Initial Interest Rate: To be determined two London Business Days prior to the Original Issue Date based on three month USD LIBOR plus 15 basis points.

Interest Reset Periods and Dates: Quarterly on each Interest Payment Date.

Interest Determination Dates: Quarterly, two London Business Days prior to each Interest Reset Date.

Clearance and Settlement:

_ DTC only

_X_ DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under "Global Clearance and Settlement Procedures" in the accompanying Prospectus Supplement)

___ DTC and Euroclear/Clearstream, Luxembourg (as described under "Description of Notes General - Special Provisions Relating to Certain Foreign Currency Notes" in the accompanying Prospectus Supplement).

___ Euroclear and Clearstream, Luxembourg only

CUSIP No.: 36962GF66

US ISIN: US 36962GF666

Common Code: 018506637

Repayment, Redemption and Acceleration

Optional Repayment Date(s): N/A

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A

Annual Redemption Percentage Reduction: N/A

Modified Payment Upon Acceleration: N/A

(Floating Rate)
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Pricing Supplement No. 3979
Dated January 22, 2004
Rule 424(b)(3)-Registration Statement
No. 333-100527

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

Listing:

___ Listed on the Luxembourg Exchange

_X_ Not listed on the Luxembourg Exchange

___ Other listing: (specify)

Additional Information:

General.

At September 30, 2003 the Company had outstanding indebtedness totaling $272.262 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2003 excluding subordinated notes payable after one year was equal to $271.179 billion.

(Floating Rate)
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Pricing Supplement No. 3979
Dated January 22, 2004
Rule 424(b)(3)-Registration Statement
No. 333-100527

Consolidated Ratio of Earning to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
		Year Ended December 31,			Nine Months ended September 30, 2003
1998	1999	2000	2001	2002
1.50	1.60	1.52	1.72	1.65	1.82

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

The Notes are being purchased by Citigroup Global Markets Inc. (the "Underwriter"), as principal, at 99.902% of the aggregate principal amount less an underwriting discount equal to 0.250% of the principal amount of the Notes.

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.